Exhibit 99.1

Seneca Nation of Indians

FOR IMMEDIATE RELEASE
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Steve Bell, Eric Mower and Associates
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U.S. Files Appeal Notice in Court Ruling on Buffalo Creek

Seneca Nation informed of appeal and continues following all legal options

SENECA NATION, ALLEGANY TERRITORY Oct. 24, 2008 – The U.S. Department of Justice notified the Seneca Nation of Indians late today that it filed a notice of appeal involving recent decisions in U.S. District Court in Buffalo on the Seneca Buffalo Creek Casino.

The notice of appeal involves the court’s July 8, 2008 ruling on whether gaming is permitted on Nation land in Buffalo, and its August 26 order directing the National Indian Gaming Commission (NIGC) to issue a “notice of violation” to the Nation.

The August 26 order also denied the U.S. government’s motion to remand the case to the NIGC for an administrative decision. The “remand” motion was based upon significant changes in the controlling regulations, which were issued just prior to the court’s July order and were not considered by the judge.

The Justice Department filed the notice of appeal to the Second Circuit U.S. District Court of Appeals in New York City on behalf of the Department of the Interior and the NIGC, the federal defendants in the lawsuit casino opponents filed. The Seneca Nation is not a party in the litigation, but has filed “friend of the court” papers on many of the key legal issues before the court.

P.O. Box 231, Salamanca, Allegany Territory, NY 14779 • Ph: 716-945-1790

“As we have said repeatedly, this is a long legal process and we are a patient people,” said Seneca Nation President Maurice A. John Sr. “We remain optimistic that we will prevail.”

“In July, the court ruled that Buffalo Creek is sovereign land, a major affirmation of the Nation’s standing and historic position. We now must look to a higher court’s determination to confirm that we can do what we choose on that sovereign land.”

“In the meantime, we hope the legal process will resolve these issues quickly. But let no one doubt our leaders’ resolve in these issues. We are confident the appeal will be successful and that our Buffalo Creek facility will be beneficial to the Nation and the entire Western New York economy. We know our opponents do not speak for the majority of Buffalo’s residents.”

The Buffalo Creek casino is now in its 15th month of successful operation. Following the court’s decisions in July and August, the NIGC issued the notice of violation on Sept. 3. But the NIGC has not required the casino to close pending the government’s appeal of the court cases and NIGC review of the Nation’s new gaming ordinance amendments. As the district court recognized, under the Indian Gaming Regulatory Act (IGRA), the NIGC and its chairman have exclusive and discretionary authority to regulate Indian gaming facilities.

Construction of a permanent casino at Buffalo Creek halted August 27, 2008 for unrelated market and economic conditions.

“The Seneca Nation always has and will meet all criteria for its legal and regulatory efforts on behalf of Seneca Buffalo Creek and all its other endeavors,” President John said. “Critics would have you believe otherwise, but they represent small splinter groups whose lawsuit has the effect of limiting economic growth and job expansion in downtown Buffalo.”

About The Seneca Nation of Indians

The Seneca Nation of Indians, one of the six nations of the Iroquois Confederacy, continues to live on its three aboriginal areas in Western New York, south of Buffalo, as well as sovereign territories in Niagara Falls and Buffalo where the Nation operates resorts. The Senecas’ long history includes passing on constitutional and governmental traditions used by founders of the United States like Benjamin Franklin. Formerly a warrior nation, it traditionally controlled trade and protected the Western territories, earning the title “Keeper of the Western Door.” The Nation’s five sovereign territories are comprised of 31,095 acres along the Allegany River and the Southern Tier Expressway, known as the Allegany Territory; 22,011 acres along Cattaraugus Creek near Lake Erie known as the Cattaraugus Territory; one square mile in Cuba, called the Oil Spring Territory; 30 acres in Niagara Falls, and 9 acres in Buffalo. The Allegany Territory contains the City of Salamanca within its boundaries. Tens of thousands of acres of land in southern New York and northern Pennsylvania were taken from the Nation when the federal government built the Kinzua Dam and forcibly evicted Senecas from their land in the early 1960s. The Nation today operates a $1.1 billion economy that employs more than 6,300 people, native and not. It operates and manages a variety of retail, Class 2 gaming and casino and hotel operations on its territories. The Nation’s three branches of government – executive, legislative and judicial – operate a faithkeepers school, expanded sports programs for young people, improved health and wellness centers and plans to construct a treatment center for alcohol and drug addictions. The Nation recently expanded greatly its capital building and social services operations, with new projects including improvements to roads, sewers, water treatment plants, water-supply facilities and low-income and elderly housing. The Nation operates a “good-neighbor” policy under which it seeks to expand its relations with groups, governments, charities, private and public corporations that wish to interact collaboratively with the Nation. In 2007, the Nation spent more than $90 million with vendors, suppliers and businesses across Western New York. In addition to hundreds of union construction jobs created in the last five years, the Nation has paid New York State and local municipalities more than $295 million in shared gaming operating revenues.